UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously disclosed, the Company has $253 million in convertible debt which can be “put” to the Company in December 2008. The Company and its financial advisor have engaged in preliminary discussion with certain holders of its convertible notes. In those discussions, the Company has explored the possibility of a transaction in which holders would agree to forego the right to “put” the convertible notes in December 2008. As an inducement for holders to participate in such a transaction, the Company may agree to make certain modifications to the terms of the convertible notes including, but not limited to (a) an increase in the interest rate payable under the convertible notes, (b) a modification of the conversion price of the convertible notes or (c) a change in maturity date of the convertible notes. Additionally, as part of a transaction, the Company may also agree to (a) redeem a portion of the outstanding principal of the convertible notes with cash and/or (b) issue common equity or equity-type securities to participating holders.

The Company has not offered to engage in such a transaction and the holders have not agreed to such a transaction. There can be no assurance that any transaction will occur. If any transaction does occur, it could be on terms that are significantly different from those outlined above.

The information furnished under this Item 7.01 of this Current Report on Form 8-K shall be deemed not to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: March 3, 2008	By:	/s/ John S. Rego
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer